FUND SERVICES AGREEMENT

between

REALTY CAPITAL INCOME FUNDS TRUST

and

AMERICAN NATIONAL STOCK TRANSFER, LLC

INDEX

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS	1

2.	DUTIES OF ANST	2

3.	FEES AND EXPENSES	3

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE	4

5.	Intentionally Omitted	6

6.	EXPENSES ASSUMED BY the trust	6

7.	REPRESENTATIONS AND WARRANTIES	7

8.	CONFIDENTIALITY	7

9.	PROPRIETARY INFORMATION	8

10.	ADDITIONAL FUNDS AND CLASSES	9

11.	ASSIGNMENT AND SUBCONTRACTING	9

12.	EFFECTIVE DATE, TERM AND TERMINATION	9

13.	LIAISON WITH ACCOUNTANTS/ATTORNEYS	10

14.	MISCELLANEOUS	10

APPENDIX I		1

APPENDIX II		1

REALTY CAPITAL INCOME FUNDS TRUST

FUND SERVICES AGREEMENT

THIS FUND SERVICES AGREEMENT (this “Agreement”) effective as of the 11th day of April, 2013, by and between Realty Capital Income Funds Trust, a Delaware statutory trust (the “Trust”), and American National Stock Transfer, LLC, a Delaware limited liability company ("ANST"). This Agreement replaces and supersedes all prior understandings and agreements between the parties hereto for the services described below.

WHEREAS, the Trust is an open-end management investment company registered with the United States Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Trust is authorized to issue shares (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers shares in the series as set forth on Appendix II attached hereto (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Section 10, being herein referred to as a “Fund,” and collectively as the “Funds”); and

WHEREAS, the Trust desires that ANST perform, or cause to be performed, transfer agency services selected on Appendix II (collectively the “Services”) for and on behalf of the Funds and ANST is willing to provide, or cause to be provided, those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, the Trust and ANST hereby agree as follows:

1.	APPOINTMENT AND DELIVERY OF DOCUMENTS

(a)	The Trust, on behalf of each Fund listed in Appendix II attached hereto, hereby appoints ANST to provide, or cause to be provided, the Funds with the Services selected in Appendix II attached hereto, for the period and on the terms set forth in this Agreement. ANST accepts such appointment and agrees to furnish, or cause to be furnished, the services herein set forth in return for the compensation as provided in Section 3 and Appendix II of this Agreement. A description of all the services provided pursuant to this Agreement is set forth on Appendix I. The parties agree that ANST shall be permitted to delegate any or all of these Services to any third-party (a “Sub-Contractor”) pursuant to a sub-contract as long as the board of trustees of the Trust authorized ANST to enter into such a sub-contract with such Sub-Contractor.

(b)	In connection therewith the Trust has delivered (or caused to be delivered) to ANST copies of:

(i)	the Trust's Agreement and Declaration of Trust (the "Organizational Documents");

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(ii)	the Trust's Registration Statement on Form N-1A and all amendments thereto filed with the SEC pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the 1940 Act (the "Registration Statement");

(iii)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(iv)	the Trust's current Prospectus and Statement of Additional Information for each Fund (collectively, as currently in effect and as amended or supplemented, the "Prospectus");

(v)	each Fund’s current plan of distribution and or Shareholder Servicing Plan or Agreement (if any) adopted by the Trust under Rule 12b-1 under the 1940 Act (or otherwise)(the "Plan");

(vi)	each Fund’s investment advisory agreement;

(vii)	each Fund’s underwriting agreement;

(viii)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, independent auditors, legal counsel, underwriter and chief compliance officer; and

(ix)	procedures adopted by the Trust in accordance with Rule 17a-7 under the 1940 Act with respect to affiliated transactions.

(c)	the Trust shall promptly furnish (or cause to be furnished) to ANST with all amendments of or supplements to the items listed in Section 1(b) above.

2.	DUTIES OF ANST

ANST’s duties with respect to Transfer Agency services are detailed in Appendix I to this Agreement.

(a)	In order for ANST to perform the Services (or cause such services to be performed), the Trust shall (i) cause all service providers to the Funds to furnish any and all information to ANST, and assist ANST as may be required and (ii) ensure that ANST has access to all records and documents that ANST needs to perform the Services and that are maintained by the Trust or any service provider to the Trust or any Fund.

(b)	ANST shall, for all purposes herein, be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(c)	Whenever, in the course of performing its duties under this Agreement, ANST determines, on the basis of information supplied to ANST by the Trust, that a violation of applicable law has occurred, or that, to its knowledge, a possible violation of applicable law may have occurred, or with the passage of time could occur, ANST shall promptly notify the Trust’s Chief Compliance Officer and legal counsel of such violation.

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3.	FEES AND EXPENSES

(a)	Fees. As compensation for the Services provided by ANST pursuant to this Agreement, the Trust agrees to pay ANST the fees set forth in Appendix II attached hereto. Fees will begin to accrue with respect to each Fund on the later of the date of this Agreement or the date ANST begins providing services to such Fund. For the purpose of determining fees calculated as a function of a Fund’s assets, the value of the Fund’s assets and net assets shall be computed as required by its currently effective Prospectus, generally accepted accounting principles, and resolutions of the Board. ANST will render, after the close of each month in which services have been furnished, a statement reflecting all of the charges for such month. Services provided for partial months shall be subject to pro ration.

(b)	Expenses. ANST will bear its own expenses, in connection with the performance of the Services under this Agreement, except as provided herein or as agreed to by the parties. In addition to the fees paid under Section 3(a), the Trust agrees to reimburse ANST for all reasonable out-of-pocket expenses or advances incurred by ANST to perform the Services or charged to ANST by a Sub-Contractor performing the Services or otherwise incurred by ANST at the request or with the consent of the Trust. For reports, analyses and services requested in writing by the Trust and provided by ANST, not in the ordinary course, ANST shall charge hourly fees specified in Appendix II attached hereto.

(c)	Fee Changes. On each anniversary date of this Agreement (determined from the “Effective Date” for each Fund as set forth on Appendix II), the base and/or minimum fees enumerated in Appendix II attached hereto, may be increased by the change in the Consumer Price Index for the Northeast region (the “CPI”) for the twelve-month period ending with the month preceding such annual anniversary date. Any CPI increases not charged in any given year may be included in prospective CPI fee increases in future years. ANST agrees to provide the Trust prior written notice of any CPI increase.

(d)	Due Date. All fees contemplated under Section 3(a) above and reimbursement for all expenses contemplated under Section 3(b) above are due and payable within ten (10) days of receipt of an invoice provided by ANST. Any fees or reimbursements due hereunder and not received by its due date may be assessed interest at the maximum amount permitted by law.

(e)	Books and Records. The accounts, books, records and other documents (the “Records”) maintained by ANST or a Sub-Contractor shall be the property of the Trust, and shall be surrendered to the Trust, at the expense of the Trust, promptly upon request by the Trust in the form in which such Records have been maintained or preserved, provided that all service fees and expenses charged by ANST in the performance of its duties hereunder have been fully paid to the satisfaction of ANST. ANST agrees to maintain, or have maintained, a backup set of Records (which back-up set shall be updated on at least a weekly basis) at a location other than that where the original Records are stored. ANST shall assist the Funds’ independent auditors, or, upon approval of the Funds, any regulatory body, in any requested review of the Records. ANST shall preserve the Records, as they are required to be maintained and preserved by Rule 31a-1 under the 1940 Act.

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(f)	De-Conversion Fee. Upon termination of an agreement with a Sub-Contractor, the Sub-Contractor may charge a “De-Conversion” fee to compensate such Sub-Contractor for providing to the Fund’s new service providers, all material records, history and data maintained by Sub-Contractor under this Agreement. The amount of the De-Conversion fee is specified in Appendix II attached hereto. In addition, in certain circumstances, a Sub-Contractor may reserve the right to charge for out-of-pocket expenses associated with the De-Conversion, as specified in Section 12(d) of this Agreement..

(g)	Post-Engagement Audit Support Fees. After a De-Conversion, ANST may need to call upon a Sub-Contractor to provide support to a Fund’s service provider and assist with a Fund’s annual audit. Services provided by a Sub-Contractor to accommodate this request shall be subject to that Sub-Contractor’s standard hourly rates existing at the time of the request. The Trust agrees to compensate ANST for amounts it is required to pay to a Sub-Contractor pursuant to this paragraph.

4.	STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

(a)	Indemnification of ANST. The Trust shall, on its own behalf and on behalf of each applicable Fund, indemnify and hold ANST harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to the Trust’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by the Trust contained in this Agreement, or which arise out of the Trust’s lack of good faith, gross negligence or willful misconduct with respect to the Trust’s performance under or in connection with this Agreement. The Trust shall not be liable for any special, incidental, indirect, consequential or exemplary damages.

(b)	Indemnification of the Trust. ANST shall indemnify and hold the Trust and each applicable Fund harmless from and against any and all losses, damages, costs, charges, reasonable attorney or consultant fees, payments, expenses and liability arising out of or attributable to ANST’s refusal or failure to comply with the terms of this Agreement, breach of any representation or warranty made by ANST contained in this Agreement or which arise out of ANST’s lack of good faith, gross negligence or willful misconduct with respect to ANST’s or a Sub-Contractor’s performance under or in connection with this Agreement.

(c)	Reliance. Except to the extent that ANST may be liable pursuant to Sections 4(a) and 4(b) above, the Trust shall hold ANST harmless and ANST shall not be liable for any action taken by it or a Sub-Contractor or failure to act by it or a Sub-Contractor in reliance upon, and shall be entitled to rely upon:

(i)	advice of the Trust, the Funds, their officers, independent auditors or legal counsel;

(ii)	any oral instruction which it receives and which it, in good faith, has a reasonable basis to believe was transmitted by the person or persons authorized by the Board to give such oral instruction pursuant to the parties standard operating practices;

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(iii)	any written instruction or certified copy of any resolution of the Board, and ANST and a Sub-Contractor may rely upon the genuineness of any such document, copy or facsimile thereof which ANST or the Sub-Contractor, as applicable, has a reasonable basis to believe has been validly executed;

(iv)	any signature, instruction, request, letter of transmittal, certificate, opinion of counsel, statement, instrument, report, notice, consent, order, or other document reasonably which ANST or a Sub-Contractor has a reasonable basis to believe is genuine and has been signed or presented by the Trust, or other proper party or parties;

(v)	any instruction, information, data, records or documents provided to ANST or its agents or subcontractors furnished (pursuant to procedures mutually agreed to by ANST and the Trust’s service providers) by machine readable input, data entry, email, facsimile or other similar means authorized by the Board; and

(vi)	any authorization, instruction, approval, item or set of data, or information of any kind transmitted to ANST or a Sub-Contractor in person or by telephone, email, facsimile or other electronic means, furnished and which ANST or the Sub-Contractor has a reasonable basis to believe is genuine and has been given by the proper person or persons. ANST shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

ANST shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which ANST or a Sub-Contractor has a reasonable basis to believe is genuine.

At any time, ANST may apply to any officer of the Trust for instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the routine services to be performed by ANST under this Agreement, and ANST and its agents or subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reasonable reliance upon such instructions or upon the advice of such counsel. ANST agrees to consult first with the Trust before engaging in any non-routine legal consultation that may result in additional legal costs to the Trust or the Funds.

(d)	Errors of Others. Except for any Sub-Contractors, ANST shall not be liable for the errors of other service providers to the Trust or the Funds, including, without limitation, the errors of pricing services (other than to pursue all reasonable claims against the pricing service based on the pricing services' standard contracts entered into by ANST (if any)) and errors in information provided by an investment adviser (including prices and pricing formulas and the untimely transmission of trade information) or custodian to the Trust; except or unless any ANST action or inaction is a direct cause of the error.

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(e)	Reliance on Electronic Instructions. If the Trust has the ability to originate electronic instructions to ANST in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event ANST shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established and agreed upon by ANST and the Fund’s investment adviser.

(f)	Notification of Claims. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

(g)	Notwithstanding any other provision of this Agreement, ANST’s maximum liability to the Trust, or any applicable Fund arising out of the transactions contemplated hereby, whether arising in contract, tort (including, without limitation, negligence) or otherwise, shall not exceed the direct loss to the Trust or such Fund (as applicable). IN NO EVENT SHALL ANST BE LIABLE FOR TRADING LOSSES, LOST REVENUES, SPECIAL, INCIDENTAL, INDIRECT, CONSEQUENTIAL OR EXEMPLARY DAMAGES OR LOST PROFITS, WHETHER OR NOT SUCH DAMAGES WERE FORESEEABLE OR ANST WAS ADVISED OF THE POSSIBILITY THEREOF. THE PARTIES ACKNOWLEDGE THAT THE OTHER PARTS OF THIS AGREEMENT ARE PREMISED UPON THE LIMITATION STATED IN THIS SECTION.

5.	Intentionally Omitted

6.	EXPENSES ASSUMED BY THE TRUST

Except as otherwise specifically stated in this Agreement, ANST shall pay all expenses incurred by it in performing the Services under this Agreement. The Trust shall be responsible, and shall reimburse ANST for all out-of-pocket expenses incurred by ANST under this Agreement and all other expenses incurred in the operation of the Funds, including, but not limited to:

(a)	taxes;
(b)	interest;
(c)	brokerage fees and commissions, if any;
(d)	SEC fees (including EDGAR filing fees);
(e)	state blue sky registration or qualification fees;
(f)	advisory fees;
(g)	charges of custodians;
(h)	transfer and dividend disbursing agents' fees;
(i)	insurance premiums;
(j)	outside auditing and legal expenses;
(k)	costs of maintaining trust existence;

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(l)	costs attributable to shareholder services, including, without limitation, telephone and personnel expenses;
(m)	costs of preparing and printing prospectuses for regulatory purposes;
(n)	costs of shareholders' reports, Trust meetings and related expenses;
(o)	Trust legal fees; and
(p)	any extraordinary expenses.

7.	REPRESENTATIONS AND WARRANTIES

(a)	Representations of ANST. ANST represents and warrants to the Trust that:

(i)	it is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement; and

(iii)	it has access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement; and

(iv)	it is registered as a transfer agent under Section 17A of the Securities Exchange Act of 1934, as amended, and shall continue to be registered throughout the remainder of this Agreement.

(b)	Representations of the Trust. The Trust represents and warrants to ANST that:

(i)	it is a statutory trust organized and existing and in good standing under the laws of the State of Delaware;

(ii)	it is an open-end management investment company registered under the 1940 Act

(iii)	it is empowered under applicable laws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)	a registration statement under the Securities Act of 1933, as amended, has been filed with the SEC and the Trust will seek effectiveness of such registration statement, and appropriate state securities law filings as required, have been or will be made and will continue to be made, with respect to all Shares of each Fund being offered for sale; and

(iv)	each Fund’s organizational documents, Registration Statement and Prospectus are true and accurate and in conformance with applicable federal and state securities laws.

8.	CONFIDENTIALITY

The Trust and ANST agree that all books, records, information, and data pertaining to the business of the other party, the Trust and each Fund, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except that ANST may:

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(a)	prepare or assist in the preparation of periodic reports to shareholders and regulatory bodies such as the SEC;

(b)	provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies;

(c)	release such information as permitted or required by law or approved in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where ANST may be exposed to civil or criminal liability or proceedings for failure to release the information, when requested to divulge such information by duly constituted authorities or when so requested by the Trust, or the Trust’s investment adviser (as applicable); and

(d)	provide information to each Fund’s accountants and legal counsel as is contemplated by Section 13 of this Agreement.

(e)	provide information to the Sub-Contract to perform the Services.

Except as provided above, in accordance with Title 17, Chapter II, part 248 of the Code of Federal Regulations (17 CFR 248.1 – 248.30) (“Reg S-P”), ANST will not directly, or indirectly through an affiliate, disclose any non-public personal information as defined in Reg S-P, received from the Trust or a Fund to any person that is not affiliated with such entity or with ANST and provided that any such information disclosed to an affiliate of ANST shall be under the same limitations on non-disclosure.

Both parties agree to communicate sensitive information via secured communication channels (i.e. encrypted format).

9.	PROPRIETARY INFORMATION

(a)	Proprietary Information of ANST. The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals maintained by ANST or a Sub-Contractor on databases under the control and ownership of ANST, a Sub-Contractor, or a third party constitute copyrighted, trade secret, or other proprietary information (collectively, “ANST Proprietary Information”) of substantial value to ANST, a Sub-Contractor, or the third party. The Trust agrees to treat all ANST Proprietary Information as proprietary to ANST and further agrees that it shall not divulge any ANST Proprietary Information to any person or organization except as may be provided under this Agreement.

(b)	Proprietary Information of the Trust. ANST acknowledges that the Shareholder list and all information related to shareholders furnished to ANST by the Trust or by a shareholder in connection with this Agreement (collectively, “Customer Data”), all information regarding the Trust portfolios, arrangements with brokerage firms, compensation paid to or by the Trust, trading strategies and all such related information (collectively, “Trust Proprietary Information”) constitute proprietary information of substantial value to the Trust. In no event shall ANST Proprietary Information be deemed Trust Proprietary Information or Customer Data. ANST agrees to treat all Trust Proprietary Information and Customer Data as proprietary to the Trust and further agrees that it shall not divulge any Trust Proprietary Information or Customer Data to any person or organization except as may be provided under this Agreement or as may be directed by the Trust or as may be duly requested by regulatory authorities.

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(c)	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 9. The obligations of this Section 9 shall survive any earlier termination of this Agreement.

10.	ADDITIONAL FUNDS AND CLASSES

In the event that the Trust establishes one or more series of Shares or one or more classes of Shares after the effectiveness of this Agreement, such series of Shares or classes of Shares, as the case may be, shall become Funds and classes under this Agreement with necessary changes made to Appendix II; however, either the Trust or ANST may elect not to make any such series or classes subject to this Agreement.

11.	ASSIGNMENT

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the prior written consent of ANST.

12.	EFFECTIVE DATE, TERM AND TERMINATION

(a)	Effective Date. This Agreement shall become effective on the date first above written and the effective date with respect to each Fund is set forth on the Appendix II attached hereto.

(b)	Term. This Agreement shall remain in effect for a period of three (3) years from the applicable Fund(s) effective date and shall continue in effect for successive twelve-month periods provided that such continuance is specifically approved at least annually by the Trust and a majority of the Board.

(c)	Termination. This Agreement can be terminated at the end of the initial term or subsequent renewal period upon ninety (90) days’ prior written notice by either party. Upon termination of this Agreement in its entirety, ANST shall have no further obligation to provide Services to the terminating Fund(s) and all outstanding payments due with respect to such Fund(s) under this Agreement shall become immediately due and payable to ANST, including any unpaid fees earned through the date of termination and the balance of all future minimum fees due under the remaining term of this Agreement. In the event of termination, ANST agrees that it will cooperate to facilitate the smooth transition of services and to minimize disruption to a Fund and its shareholders. Notwithstanding the foregoing, either party may terminate this agreement upon thirty (30) days’ written notice in the event of a material breach. The parties have a right to attempt to cure a breach within the thirty-day notice period. If the breach is not cured within said period, then the non-breaching parties shall have the right to terminate this Agreement immediately and to submit any claim(s) such parties may have to arbitration, in accordance with Section 14(g), below. In any event, this Agreement can be terminated with respect to a particular Fund or Funds at any time upon thirty (30) days’ prior written notice if the Board makes a determination to liquidate such Fund(s).

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(d)	Reimbursement of ANST’s Expenses in the event of a De-Conversion. In the event that RCS is charged the amount of a Sub-Contractor’s reasonable labor charges and cash disbursements for services in connection with RCS’s activities in effecting a De-Conversion, the Trust shall reimburse RCS for such charges.

(e)	Survival of Certain Obligations. The obligations of Sections 3, 4, 8, 9, 12 and 13 shall survive any termination of this Agreement.

13.	LIAISON WITH ACCOUNTANTS/ATTORNEYS

ANST shall act as liaison with each Fund’s legal counsel and shall take reasonable actions to ensure that necessary Fund information is made available to the Fund’s legal counsel.

14.	MISCELLANEOUS

(a)	Amendments. This Agreement may not be amended, or any provision hereof waived, except in writing signed by the party against which the enforcement of such amendment or waiver is sought.

(b)	Governing Law. This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York.

(c)	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

(d)	Counterparts. The parties may execute this Agreement on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(e)	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(f)	Force Majeure. Neither party shall be liable for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

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(g)	Arbitration. The parties understand and agree that, to the extent permitted by law, all claims arising out of this Agreement will be resolved through final and binding arbitration pursuant to the terms hereof. In this regard, the parties acknowledge and agree that: (i) such arbitration will be final and binding on the parties; (ii) the parties are hereby waiving their rights to seek remedies in court, including the right to a jury trial; (iii) pre-arbitration discovery is generally more limited than and different from discovery conducted in connection with litigation; (iv) the arbitrator's award is not required to include factual findings or legal reasoning; and (v) a party's right to appeal or seek modification of rulings by the arbitrator will be strictly limited.

Such arbitration will be conducted in New York according to the securities arbitration rules then in effect of the American Arbitration Association. Both parties understand that the other party may initiate arbitration by serving or mailing a written notice to the other party hereto by certified mail, return receipt requested. Any award the arbitration panel makes will be final, and judgment on it may be entered in any court having jurisdiction.

This arbitration provision shall be enforced and interpreted exclusively in accordance with applicable federal law, including the Federal Arbitration Act. Any costs, fees, or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of said award. The prevailing party shall also be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the enforcement of this Agreement. No person shall bring a putative or certified class action to arbitration, nor seek to enforce any pre-dispute arbitration agreement against any person who has initiated in court a putative class action who is a member of a putative class action until:

•	The class certification is denied;
•	The class is decertified; or
•	The person is excluded from the class by the court.

Such forbearance to enforce an agreement to arbitrate shall not constitute a waiver of any rights under this Agreement except to the extent stated herein.

(h)	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(i)	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, or by facsimile to each party at the address set forth below or at such new address designated by such party by notice given pursuant to this Section.

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To Trust:	To ANST:
John H. Grady	John H. Grady
President	President
Realty Capital Income Funds Trust	American National Stock Transfer, LLC
405 Park Avenue, 15th Floor	405 Park Avenue
New York, NY 10022	New York, NY 10022
Telephone: 1-877-373-2522	Telephone: 1-877-373-2522
JGrady@rcsecurities.com	JGrady@rcsecurities.com

With a copy to:	With a copy to:

(j)	Safekeeping. ANST shall establish and maintain (or cause to be established and maintained) facilities and procedures reasonably acceptable to the Trust for the safekeeping and control of records maintained by ANST under this Agreement including the preparation and use of check forms, facsimile, email or other electronic signature imprinting devices.

(k)	Representation of Signatories. Each of the undersigned expressly warrants and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, effective as of the day and year first above written.

REALTY CAPITAL INCOME FUNDS TRUST		AMERICAN NATIONAL STOCK TRANSFER, LLC

By:	/s/ John H. Grady	By:	/s/ John H. Grady
	John H. Grady		John H. Grady
	President		President

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APPENDIX I

Transfer Agency Services

With respect to each Fund electing Transfer Agency Services, ANST shall provide, or cause to be provided, the following services subject to, and in compliance with, the objectives, policies and limitations set forth in the Trust’s Registration Statement, the Trust’s Organizational Documents, applicable laws and regulations, and resolutions and policies established by the Trust’s Board:

1)	Provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including:

a.	maintaining all shareholder accounts;
b.	preparing shareholder meeting lists;
c.	preparing and certifying direct shareholder lists in conjunction with proxy solicitations;
d.	preparing periodic mailing of year-end tax and statement information;
e.	mailing shareholder reports and prospectuses to current shareholders;
f.	withholding taxes on U.S. resident and non-resident alien accounts;
g.	preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;
h.	preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts; and
i.	providing account information in response to inquiries from shareholders.

2)	Receiving for acceptance, orders for the purchase of Shares, and promptly delivering payment and appropriate documentation therefore to the Custodian of the Fund authorized by the Board (the “Custodian”); or, in the case of a Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

3)	Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

4)	Receiving for acceptance, redemption requests and redemption directions and delivering the appropriate documentation therefore to the Custodian or, in the case of Fund operating in a master-feeder or fund of funds structure, to the transfer agent or interest-holder record keeper for the master portfolios in which the Fund invests;

5)	As and when the Fund receives monies paid to it by the Custodian with respect to any redemption, paying over or cause to be paid over the redemption proceeds as required by the Prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

Appendix I Page | 1

6)	Effecting transfers of Shares upon receipt of appropriate instructions from shareholders;

7)	Monitoring and making appropriate filings with respect to the escheatment laws of the various states and territories of the United States;

8)	Preparing and transmitting to shareholders (or crediting the appropriate shareholder accounts) payments for all distributions and dividends declared by the Trust with respect to Shares of each Fund;

9)	Receiving from shareholders and/or debiting shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received and provide necessary tracking reports to the Fund’s and/or the Fund’s principal underwriter;

10)	Recording the issuance of shares of a Fund and maintaining pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon data provided to it by the Fund, issued and outstanding; and

11)	Providing the Trust on a regular basis with each Fund’s total number of shares that are authorized and issued and outstanding.

Issuance of Shares.

ANST, in its capacity as transfer agent, shall make original issues of Shares of each Fund in accordance with the Fund’s Prospectus, only upon receipt of:

a.	instructions requesting the issuance,
b.	a copy of a resolution of the Board authorizing the issuance,
c.	necessary funds for the payment of any original issue tax applicable to such Shares, and
d.	an opinion of the Trust’s legal counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Trust of an appropriate notice with the SEC, as required by Section 24 of the 1940 Act or the rules thereunder. If such opinion is contingent upon a filing under Section 24 of the 1940 Act, the Trust shall indemnify ANST for any liability arising from the failure of the Trust to comply with such section or the rules thereunder.

The responsibility of ANST for each Fund’s state registration status is solely limited to the reporting of transactions to the Trust, and ANST shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund, its distributor or other agent.

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Transfer of Shares.

Transfers of Shares of each Fund shall be registered on the shareholder records maintained by ANST. In registering transfers of Shares, ANST may rely upon the Uniform Commercial Code as in effect in the State of Delaware or any other statutes that, in the opinion of ANST’s legal counsel, protect ANST and the Trust from liability arising from:

a.	not requiring complete documentation;
b.	registering a transfer without an adverse claim inquiry;
c.	delaying registration for purposes of such inquiry; or
d.	refusing registration whenever an adverse claim requires such refusal.

As transfer agent, ANST will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

Purchase Orders.

Shares shall be issued in accordance with the terms of the Prospectus after ANST or its agent receives either:

a.	an instruction directing investment in a Fund, a check (other than a third party check) or a wire or other electronic payment in the amount designated in the instruction and in the case of an initial purchase, a completed account application; or
b.	the information required for purchases pursuant to a selected dealer agreement, processing organization agreement, or a similar contract with a financial intermediary.

Distribution Eligibility.

Shares issued in a Fund after receipt of a completed purchase order shall be eligible to receive distributions of the Fund at the time specified in the prospectus pursuant to which the Shares are offered.

Determination of Federal Funds.

Shareholder payments shall be considered “Federal Funds” no later than on the day indicated below unless other times are noted in the Prospectus:

a.	for a wire received, at the time of the receipt of the wire;
b.	for a check drawn on a member bank of the Federal Reserve System, on the second Fund Business Day following receipt of the check; and
c.	for a check drawn on an institution that is not a member of the Federal Reserve System, at such time as ANST is credited with Federal Funds with respect to that check.

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Lost Shareholders.

ANST shall perform such services as are required in order to comply with Rules 17a-24 and 17Ad-17 (the “Lost Shareholder Rules”) of the Securities Exchange Act of 1934, including, but not limited to, those set forth below. ANST may, in its sole discretion, use the services of a third party to perform some of or all such services.

a.	documentation of search policies and procedures;
b.	execution of required searches;
c.	tracking results and maintaining data sufficient to comply with the Lost Shareholder Rules; and
d.	preparation and submission of data required under the Lost Shareholder Rules.

Anti-Money Laundering (“AML”) Delegation.

The Trust hereby delegates to ANST certain AML duties under this Agreement, as permitted by law and in accordance with the Trust’s Anti-Money Laundering Policies and Procedures as may be amended from time to time. Such duties delegated to ANST include procedures reasonably designed to prevent and detect money laundering activities and to ensure that each Fund can have a reasonable belief that it knows the identity of each person or entity opening an account with the Fund. ANST’s procedures will include, as appropriate, procedures to assist the Fund(s) to:

•	detect and report suspicious activities;

•	comply with “know your customer” requirements;

•	monitor high-risk accounts; and

•	maintain required records.

ANST shall provide for proper supervision and training of its personnel. With respect to assisting the Trust with its Customer Identification Program (“CIP”) designed to ensure the identity of any person opening a new account with a Fund (a “Customer”), ANST will assist the Fund(s) through the use of the following:

•	risk-based procedures to verify the identity of each Customer to the extent reasonable and practicable, such that the Fund may have a reasonable belief that it knows the true identity of each Customer;

•	before opening an account, obtain a Customer’s name, date of birth (for an individual), address, and identification number[1];

•	procedures to verify the identity of a Customer within a reasonable time after the account is opened;

•	procedures for maintenance of records relating to Customer identification and supporting the verification; and

•	procedures to determine whether the Customer’s name appears on any list of known or suspected terrorists or terrorist organizations issued by any federal government agency and designated as such by the Department of the Treasury in consultation with the federal functional regulators, within a reasonable period of time after the account is opened.

1 An identification number may be a taxpayer identification number, passport number and country of issuance, alien identification card number, or number and country of issuance of any other government-issued document evidencing nationality or residence and bearing a photograph or similar safeguard.

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For purposes of verifying the identity of a Customer, ANST may rely on documents, so long as, based on that information, ANST can form a reasonable belief that it knows the identity of the Customer, including:

•	an individual’s unexpired government-issued identification evidencing nationality or residence and bearing a photograph or similar safeguard, (such as a driver’s license or passport); or

•	documents showing the existence of an entity, such as articles of incorporation, a government-issued business license, a partnership agreement, or trust instrument.

To the extent that the Customer’s identity cannot be verified by relying on documents, other methods may be used by ANST, including, (i) contacting a Customer; (ii) independently verifying the Customer’s identity through the comparison of information provided by the Customer with information obtained from a consumer reporting agency, public database, or other source; (iii) checking references with other financial institutions; and (iv) obtaining a financial statement.

In the event that ANST is not able to verify the identity of a Customer sufficiently that it can form a reasonable belief that it knows the true identity of a Customer, then ANST may, as appropriate:

•	not open an account for the Customer;

•	apply limited terms under which a Customer may use an account until the Customer’s identity is verified;

•	close an account, after attempts to verify a Customer’s identity have failed; or

•	assist the Fund in filing a Suspicious Activity Report in accordance with applicable law and regulation, regarding the Customer.

Each Fund represents and agrees that it will provide Customers with adequate notice that the Fund is requesting information to verify their identities. The notice will be included in the application or the prospectus, or a document accompanying the application or prospectus provided it is reasonably designed to ensure that the customer views or otherwise receives the notice before opening the account.

In consideration of the performance of the duties by ANST pursuant to this Section, the Trust agrees to pay ANST for the reasonable administrative expenses that may be associated with such additional duties.

Anti-Identity Theft Delegation.

To the extent that a Fund has covered accounts that allow redemption proceeds to go to third parties, ANST will assume Anti-Identity Theft monitoring duties for the Fund under this Agreement, pursuant to legal requirements. Any out of pocket expenses occurred in this regard are due and payable by the Fund.

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Rule 22c-2 Compliance.

Rule 22c-2 under the 1940 Act requires that a fund’s principal underwriter or transfer agent enter into a shareholder information agreement with any financial intermediary or its agent where it, through itself or its agent, purchases or redeems shares directly from a fund, its principal underwriter or transfer agent, or through a registered clearing agency. Each Fund shall ensure that its principal underwriter enters into such agreements, which permits ANST as transfer agent to request information from such financial intermediaries to insure that the Trust’s procedures are being followed with respect to market timing and, where applicable, early redemption fees. The Trust’s procedures in this regard would trigger the information requests, under certain conditions, with respect to said financial intermediaries’ omnibus accounts in the respective Fund.

Processing through the National Securities Clearing Corporation (the “NSCC”).

ANST will: (i) process accounts through Networking and the purchase, redemption, transfer and exchange of shares in such accounts through Fund/SERV (Networking and Fund/SERV being programs operated by the NSCC on behalf of NSCC’s participants, including the Trust), in accordance with, instructions transmitted to and received by ANST by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions of authorized persons, as hereinafter defined on the dealer file maintained by ANST; (ii) issue instructions to each Fund’s Custodian for the settlement of transactions between the Fund and NSCC (acting on behalf of its broker-dealer and bank participants); (iii) provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with NSCC’s Networking and Fund/SERV rules for those broker-dealers; and (iv) maintain Shareholder accounts through Networking.

Transfer Agency Records.

ANST shall maintain the following shareholder account information:

•	name, address and United States Tax Identification or Social Security number;
•	number of Shares held and number of Shares for which certificates, if any, have been issued, including certificate numbers and denominations;
•	historical information regarding the account of each shareholder, including dividends and distributions paid and the date and price for all transactions on a shareholder’s account;
•	any stop or restraining order placed against a shareholder’s account;
•	any correspondence relating to the current maintenance of a shareholder’s account;
•	information with respect to withholdings; and
•	any information required in order for ANST to perform any calculations by this Agreement.

All out-of-pocket expenses will be billed as set forth on Appendix II. ANST may from time to time adopt new procedures, or modify existing procedures, in order to carry out its Transfer Agency Services. Any modification of the Transfer Agency Services provided by ANST as set forth in this Appendix I shall be delivered to the Trust in writing.

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APPENDIX II

LIST OF FUNDS

SERVICES & FEES

This Appendix II is part of the Fund Services Agreement between Realty Capital Income Funds Trust (the “Trust”) and American National Stock Transfer, LLC (“ANST”). Set forth below are the Services elected by the Trust for the Fund(s) identified on this Appendix II along with the associated Fees.

EFFECTIVE DATE

The Effective Date for the Funds set forth on this Appendix II shall be the later of the date of this Agreement or upon commencement of operations.

COVERED FUNDS

The Funds to be covered under this Agreement include:

Fund Name	Board Approval Date
AR Capital Real Estate Income Fund	April 2013

Funds with the same investment adviser are collectively referred to as a “fund family”

SELECTED SERVICES and FEES

The Trust shall pay to ANST the following fees:

Transfer Agency Fees

1.     Base annual fee:                  $25.00 annual fee per open account

  ($3.00 annual fee per closed account)

The base annual fee is subject to a $15,000.00 minimum annual fee per Fund.

2.	General Activity Charges:

Customer Service Calls	$2.50 per call
Manual Transactions	$1.00 per transaction
New Account Opening (manual)	$2.50 per account
New Account Opening (electronic)	$0.40 per account
Incoming IRA Transfer from prior custodian	$25.00 per transfer
IRA Transfer to successor custodian	$25.00 per transfer
Refund of Excess Contribution	$15.00 per refund
Distribution to IRA Participant	$15.00 per distribution

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☐	Check this box to elect 24 Hour Automated Voice Response

24 Hour Automated Voice Response Charges:
Initial set-up (one-time) charge	$1,500.00 per fund family
Monthly charge	$50.00 per fund

3.	Web Package Fees:

☐	Check this box for Shareholder Desktop Web Package (described below)

$7,500.00 initial installation charge

$2,500.00 annual maintenance (invoiced annually in advance)

☐	Check this box for Shareholder Desktop Online New Accounts (described below)

$2,500.00 initial installation charge

$2.50 per new account fee

☐	Check this box for Fund Data Web Package (described below)

$5,000.00 initial installation charge

$1,500.00 annual maintenance (invoiced annually in advance)

4.	Additional Charges:
a.	Transfer Agency De-Conversion fee. The Trust shall pay a Transfer Agency record data de-conversion fee in the amount of $10,000.00 upon a cancellation or termination of this Agreement for any Fund for any reason other than liquidation of the Fund.
b.	Rule 22c-2 compliance fee. The Trust shall pay a $100.00 monthly administration fee for Rule 22c-2 compliance per fund family, plus an additional monthly fee of $25.00 per Fund.

Special Reports/Programming Fees

All special reports analyses and/or programming requested by the Trust under this Agreement shall be subject to an additional programming charge, agreed upon in advance, based upon the following rates:

ANST Senior & MIS Staff	$200.00 per hour
ANST Junior Staff	$100.00 per hour

Out -of-pocket Expenses

The Trust shall reimburse ANST for all out-of-pocket expenses incurred by ANST when performing Services under this Agreement, including but not limited to the following:

o Anti-ID Theft Monitoring	o Pro rata portion of SSAE 16 review
o Bank Account and other Bank Fees	o Proxy Services
o Customer Identification/AML Program Costs	o Record Storage
o Fund Stationery and Supplies	o Regulatory fees and assessments
o Locating Lost Shareholders/Escheatment Costs	o State and Federal filing fees and assessments

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o NSCC Charges	o Tax Reporting
o Postage	o Telephone and Toll Free Lines
o Pre and Post Sale Fulfillment	o Travel Requested by the Trust
o Printing Fund Documents

(Signatures on next page)

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The parties hereto agree to the Services and associated fees, effective as set forth in this Appendix II to the Fund Services Agreement.

REALTY CAPITAL INCOME FUNDS TRUST		AMERICAN NATIONAL STOCK TRANSFER, LLC

By:	/s/ John H. Grady	By:	/s/ John H. Grady
	John H. Grady		John H. Grady
	President		President

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